Exhibit 99.1

Concrete Pumping Holdings Reports Strong Third Quarter 2023 Results

- Double-Digit Revenue Growth Drives Another Record Quarter -

DENVER, CO – September 7, 2023 – Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (the “Company” or “CPH”), a leading provider of concrete pumping and waste management services in the U.S. and U.K., reported financial results for the third quarter ended July 31, 2023.

Third Quarter Fiscal Year 2023 Highlights vs. Third Quarter of Fiscal Year 2022 (where applicable)

●	Revenue increased 16% to $120.7 million compared to $104.5 million.
●	Gross profit increased 18% to $49.5 million compared to $41.9 million.
●	Income from operations increased 38% to $19.5 million compared to $14.1 million.
●	Net income was $10.3 million compared to $13.0 million.
●	Net income attributable to common shareholders was $9.9 million or $0.18 per diluted share, compared to $12.5 million or $0.22 per diluted share.
● Net income included a $0.9 million ($0.01 per diluted share) gain from the change in the fair value of warrants versus a $7.4 million ($0.12 per diluted share) gain in the prior year.
●	Adjusted EBITDA[1] increased 16% to $34.9 million compared to $30.0 million, with Adjusted EBITDA margin[1] of 28.9% compared to 28.8%.
●	Amounts outstanding under debt agreements were $410.7 million with net debt[1] of $399.2 million. Total available liquidity at quarter end was $195.5 million.
●	Leverage ratio[2] at quarter end was 3.2x.

Management Commentary

“The growth we experienced in the first half of the year accelerated in our record-setting third quarter, driven by double-digit revenue growth in every segment of our business,” said CPH CEO Bruce Young. “This was primarily driven by strong organic growth, as well as the results from accretive acquisitions. By end market, our business is also performing well, particularly as demand for new residential housing has reaccelerated, and our expanding U.S. footprint continued to allow us to win infrastructure projects.

“Given the momentum in our business, we are well-positioned to deliver a record-setting year in fiscal 2023. So far this year we have continued to prioritize deleveraging, and we are also on track to reduce our leverage ratio to 3.0x by fiscal year end, which is ahead of our expectation. We believe the combination of our diversified and resilient revenue mix, high value service offering, and our opportunistic, accretive M&A strategy, while strategically balancing our leverage, is the most optimal path to continued shareholder value creation.

1 Adjusted EBITDA, Adjusted EBITDA margin and net debt are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the non-GAAP financial measures used in this release and a reconciliation to their most comparable GAAP measures. As of the first quarter of fiscal 2023, adjusted EBITDA no longer includes an add-back for director costs and public company expenses.

2 Leverage ratio defined as net debt divided by Adjusted EBITDA over the trailing four quarters.

Third Quarter Fiscal Year 2023 Financial Results

Revenue in the third quarter of fiscal year 2023 increased 16% to $120.7 million compared to $104.5 million in the third quarter of fiscal year 2022. The increase was attributable to strong growth across each of the Company’s segments as a result of organic growth from higher volumes in certain regions coupled with improved pricing, as well as the acquisition of Coastal Carolina Pumping (Coastal) in August 2022. Revenue attributable to the Coastal acquisition was $5.6 million in the third quarter of 2023.

Gross profit in the third quarter of fiscal year 2023 increased 18% to $49.5 million compared to $41.9 million in the prior year quarter. Gross margin increased 90 basis points to 41.0% compared to 40.1% in the prior year quarter. The increase in gross margin was primarily related to the strong revenue growth and the easing of diesel fuel prices compared to the prior year quarter, partially offset by inflationary pressures in labor inflation.

General and administrative expenses in the third quarter were $29.9 million compared to $27.8 million in the prior year quarter due to higher labor costs of approximately $3.0 million as a result of additional headcount from recent acquisitions. As a percentage of revenue, G&A costs were 24.8% in the third quarter compared to 26.6% in the prior year quarter.

During the three-month periods ended July 31, 2023 and 2022, the Company recognized gains of $0.9 million and $7.4 million, respectively, on the fair value remeasurement of its liability-classified warrants. The continued decline in the fair value remeasurement of the public warrants for both periods is due to the Company's share price being below the exercise price as the warrants get closer to expiring in December 2023.

Net income in the third quarter of fiscal year 2023 was $10.3 million compared to $13.0 million in the third quarter of fiscal year 2022. Net income attributable to common shareholders in the third quarter of fiscal year 2023 was $9.9 million, or $0.18 per diluted share, compared to $12.5 million, or $0.22 per diluted share, in the prior year quarter.

Adjusted EBITDA in the third quarter of fiscal year 2023 increased 16% to $34.9 million compared to $30.0 million in the prior year quarter. Adjusted EBITDA margin increased to 28.9% compared to 28.8% in the prior year quarter.

Liquidity

On July 31, 2023, the Company had debt outstanding of $410.7 million, net debt of $399.2 million and total available liquidity of $195.5 million.

On June 1, 2023, the ABL Facility was amended to, among other changes, (1) increase the maximum revolver borrowings available to be drawn thereunder from $160.0 million to $225.0 million, (2) increase the letter of credit sublimit from $10.5 million to $22.5 million and (3) extend the maturity of the ABL Facility to the earlier of (a) June 1, 2028 and (b) the date that is 180 days prior to (i) the final stated maturity date of the Senior Notes or (ii) the date the Senior Notes become due and payable. The ABL Facility also provides for an uncommitted accordion feature under which the borrowers under the ABL Facility can, subject to specified conditions, increase the ABL Facility by up to an additional $75.0 million. The $65.0 million in incremental commitments were provided by JPMorgan Chase Bank, N.A. and PNC Bank, N.A.

Segment Results

U.S. Concrete Pumping. Revenue in the third quarter of fiscal year 2023 increased 13% to $87.3 million compared to $77.4 million in the prior year quarter. The increase was due to organic volume growth in the segment and revenue contribution in the third quarter of 2023 from the Coastal acquisition. Net income in the third quarter of fiscal year 2023 increased 25% to $3.5 million compared to $2.8 million in the prior year quarter. Adjusted EBITDA was $20.5 million in the third quarter of fiscal year 2023 compared to $19.8 million in the prior year quarter.

U.K. Operations. Revenue in the third quarter of fiscal year 2023 increased 20% to $17.3 million compared to $14.4 million in the prior year quarter. Excluding the impact from foreign currency translation, revenue was up 18% year-over-year, due primarily to pricing improvements. Net income in the third quarter of fiscal year 2023 improved to $1.6 million compared to $0.4 million in the prior year quarter. Adjusted EBITDA increased 41% to $5.6 million in the third quarter of fiscal year 2023 compared to $4.0 million in the prior year quarter.

U.S. Concrete Waste Management Services. Revenue in the third quarter of fiscal year 2023 increased 29% to $16.5 million compared to $12.8 million in the prior year quarter. The increase was due to organic growth and pricing improvements. Net income in the third quarter of fiscal year 2023 increased 100% to $4.0 million compared to $2.0 million in the prior year quarter. Adjusted EBITDA in the third quarter of fiscal year 2023 increased 44% to $8.2 million compared to $5.7 million in the prior year quarter.

Fiscal Year 2023 Outlook

The Company now expects fiscal year 2023 revenue of approximately $440.0 million, Adjusted EBITDA of approximately $125.0 million, and free cash flow3 of approximately $70.0 million.

3 Free cash flow is defined as Adjusted EBITDA less net replacement capital expenditures less cash paid for interest.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its third quarter 2023 results.

Date: Thursday, September 7, 2023

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)

Toll-free dial-in number: 1-877-407-9039

International dial-in number: 1-201-689-8470

Conference ID: 13739666

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay at https://viavid.webcasts.com/starthere.jsp?ei=1622741&tp_key=80f2847994 and via the investor relations section of the Company’s website at www.concretepumpingholdings.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through September 14, 2023.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13739666

About Concrete Pumping Holdings

Concrete Pumping Holdings is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping in the U.S., Camfaud in the U.K., and Eco-Pan for waste management services in both the U.S. and U.K. The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. Highly complementary to its core concrete pumping service, Eco-Pan seeks to provide a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of July 31, 2023, the Company provided concrete pumping services in the U.S. from a footprint of approximately 100 branch locations across approximately 20 states, concrete pumping services in the U.K. from approximately 30 branch locations, and route-based concrete waste management services from 19 operating locations in the U.S. and 1 shared location in the U.K. For more information, please visit www.concretepumpingholdings.com or the Company’s brand websites at www.brundagebone.com, www.camfaud.co.uk, or www.eco-pan.com.

Forward‐Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” “outlook” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, including the Company's fiscal year 2023 outlook. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the adverse impact of recent inflationary pressures, global economic conditions and developments related to these conditions, such as fluctuations in fuel costs and the ongoing war in Ukraine and the COVID-19 pandemic, on our business; the outcome of any legal proceedings or demand letters that may be instituted against or sent to the Company or its subsidiaries; the ability of the Company to grow and manage growth profitably and retain its key employees; the ability to complete targeted acquisitions and to realize the expected benefits from completed acquisitions; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the risk factors in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and Form 10-Q/A. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measures

This press release presents Adjusted EBITDA, Adjusted EBITDA margin, net debt and free cash flow, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.

Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). The Company believes that this non-GAAP financial measure provides useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. The Company’s management also uses this non-GAAP financial measure to compare the Company’s performance to that of prior periods for trend analyses, determining incentive compensation and for budgeting and planning purposes. Adjusted EBITDA is also used in quarterly and annual financial reports prepared for the Company’s board of directors. The Company believes that this non-GAAP measure provides an additional tool for investors to use in evaluating the Company’s ongoing operating results and in comparing the Company’s financial results with competitors who also present similar non-GAAP financial measures.

Adjusted EBITDA is defined as net income calculated in accordance with GAAP plus interest expense, income taxes, depreciation, amortization, transaction expenses, loss on debt extinguishment, stock-based compensation, other income, net, and other adjustments. Other adjustments includes the adjustment for warrant liabilities revaluation, non-recurring expenses and non-cash currency gains/losses. As of the first quarter of fiscal 2023, we have modified the method in which Adjusted EBITDA is calculated by no longer including an add-back for director costs and public company expenses. Adjusted EBITDA in the three and nine months ended July 31, 2022 is recast by $0.6 million and $1.9 million, respectively, for these expenses to reflect this change. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue for the period presented. See below for a reconciliation of Adjusted EBITDA to net income (loss) calculated in accordance with GAAP.

Net debt is calculated as all amounts outstanding under debt agreements (currently this includes the Company’s term loan and revolving line of credit balances, excluding any offsets for capitalized deferred financing costs) measured in accordance with GAAP less cash. Cash is subtracted from the GAAP measure because it could be used to reduce the Company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor the Company’s leverage and evaluate the Company’s consolidated balance sheet. See “Non-GAAP Measures (Reconciliation of Net Debt)” below for a reconciliation of Net Debt to amounts outstanding under debt agreements calculated in accordance with GAAP.

Free cash flow is defined as Adjusted EBITDA less net replacement capital expenditures and cash paid for interest. This measure is not a substitute for cash flow from operations and does not represent the residual cash flow available for discretionary expenditures, since certain non-discretionary expenditures, such as debt servicing payments, are not deducted from the measure. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor and evaluate the cash flow yield of the business.

The leverage ratio is defined as the ratio of net debt to Adjusted EBITDA for the trailing four quarters. The Company believes its leverage ratio measures its ability to service its debt and its ability to make capital expenditures. Additionally, the leverage ratio is a standard measurement used by investors to gauge the creditworthiness of an institution.

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA and net debt to the applicable most comparable U.S. GAAP financial measure. However, the Company has not reconciled the forward-looking Adjusted EBITDA guidance range and free cash flow range included in this press release to the most directly comparable forward-looking GAAP measures because this cannot be done without unreasonable effort due to the lack of predictability regarding the various reconciling items such as provision for income taxes and depreciation and amortization.

Current and prospective investors should review the Company’s audited annual and unaudited interim financial statements, which are filed with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate the Company’s business. Other companies may calculate Adjusted EBITDA, net debt and free cash flow differently and therefore these measures may not be directly comparable to similarly titled measures of other companies.

Contact:

Company: Iain Humphries Chief Financial Officer 1-303-289-7497	Investor Relations: Gateway Group, Inc. Cody Slach 1-949-574-3860 BBCP@gateway-grp.com

Concrete Pumping Holdings, Inc.
Consolidated Balance Sheets
	As of July 31,	As of October 31,
(in thousands, except per share amounts)	2023	2022

Current assets:
Cash and cash equivalents	$11,532	$7,482
Trade receivables, net	67,201	62,882
Inventory, net	6,672	5,532
Income taxes receivable	-	485
Prepaid expenses and other current assets	12,496	5,175
Total current assets	97,901	81,556

Property, plant and equipment, net	427,084	419,377
Intangible assets, net	125,363	137,754
Goodwill	222,998	220,245
Right-of-use operating lease assets	25,487	24,833
Other non-current assets	13,295	2,026
Deferred financing costs	1,878	1,698
Total assets	$914,006	$887,489

Current liabilities:
Revolving loan	$35,699	$52,133
Operating lease obligations, current portion	4,649	4,001
Finance lease obligations, current portion	114	109
Accounts payable	7,247	8,362
Accrued payroll and payroll expenses	15,190	13,341
Accrued expenses and other current liabilities	36,254	32,156
Income taxes payable	737	178
Warrant liability, current portion	391	-
Total current liabilities	100,281	110,280

Long term debt, net of discount for deferred financing costs	371,520	370,476
Operating lease obligations, non-current	21,177	20,984
Finance lease obligations, non-current	82	169
Deferred income taxes	79,360	74,223
Other liabilities, non-current	12,836	-
Warrant liability, non-current	-	7,030
Total liabilities	585,256	583,162

Zero-dividend convertible perpetual preferred stock, $0.0001 par value, 2,450,980 shares issued and outstanding as of July 31, 2023 and October 31, 2022	25,000	25,000

Stockholders' equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 54,806,913 and 56,226,191 issued and outstanding as of July 31, 2023 and October 31, 2022, respectively	6	6
Additional paid-in capital	382,533	379,395
Treasury stock	(14,288)	(4,609)
Accumulated other comprehensive loss	(663)	(9,228)
Accumulated deficit	(63,838)	(86,237)
Total stockholders' equity	303,750	279,327

Total liabilities and stockholders' equity	$914,006	$887,489

Concrete Pumping Holdings, Inc.
Consolidated Statements of Operations

	Three Months Ended July 31,		Nine Months Ended July 31,
(in thousands, except share and per share amounts)	2023	2022	2023	2022

Revenue	$120,671	$104,469	$322,037	$286,398
Cost of operations	71,187	62,535	192,625	171,400
Gross profit	49,484	41,934	129,412	114,998
Gross margin	41.0%	40.1%	40.2%	40.2%

General and administrative expenses	29,937	27,847	87,236	83,156
Income from operations	19,547	14,087	42,176	31,842

Interest expense, net	(7,066)	(6,517)	(21,285)	(19,126)
Change in fair value of warrant liabilities	911	7,420	6,639	9,894
Other income, net	262	16	296	69
Income before income taxes	13,654	15,006	27,826	22,679

Income tax expense	3,318	2,030	5,427	2,535
Net income	10,336	12,976	22,399	20,144

Less preferred shares dividends	(441)	(441)	(1,309)	(1,309)

Income available to common shareholders	$9,895	$12,535	$21,090	$18,835

Weighted average common shares outstanding
Basic	53,198,637	54,012,404	53,377,157	53,859,874
Diluted	54,104,738	57,286,563	54,262,940	54,772,441

Net income per common share
Basic	$0.18	$0.22	$0.38	$0.33
Diluted	$0.18	$0.22	$0.38	$0.33

Concrete Pumping Holdings, Inc.
Consolidated Statements of Cash Flows
	For the Nine Months Ended July 31,
(in thousands, except per share amounts)	2023	2022

Net income	$22,399	$20,144
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash operating lease expense	3,526	1,786
Foreign currency adjustments	(1,421)	-
Depreciation	29,541	25,547
Deferred income taxes	4,140	2,210
Amortization of deferred financing costs	1,414	1,374
Amortization of intangible assets	14,336	16,958
Stock-based compensation expense	3,138	4,164
Change in fair value of warrant liabilities	(6,639)	(9,894)
Net gain on the sale of property, plant and equipment	(1,472)	(1,460)
Provision for bad debt	(93)	239
Net changes in operating assets and liabilities:
Trade receivables, net	(3,199)	(11,024)
Inventory	(970)	(265)
Prepaid expenses and other assets	(875)	(1,239)
Accounts payable	(2,050)	(2,311)
Accrued payroll, accrued expenses and other liabilities	4,457	7,498
Net cash provided by operating activities	66,232	53,727

Cash flows from investing activities:
Purchases of property, plant and equipment	(43,166)	(80,967)
Proceeds from sale of property, plant and equipment	8,043	6,197
Purchases of intangible assets	(800)	(1,450)
Net cash used in investing activities	(35,923)	(76,220)

Cash flows from financing activities:
Proceeds on revolving loan	239,911	252,925
Payments on revolving loan	(256,345)	(236,856)
Payment of debt issuance costs	(550)	(290)
Purchase of treasury stock	(9,679)	(1,394)
Other financing activities	(81)	(31)
Net cash provided by (used in) financing activities	(26,744)	14,354
Effect of foreign currency exchange rate changes on cash	485	1,286
Net increase (decrease) in cash and cash equivalents	4,050	(6,853)
Cash and cash equivalents:
Beginning of period	7,482	9,298
End of period	$11,532	$2,445

Concrete Pumping Holdings, Inc.
Segment Revenue
	Three Months Ended July 31,		Change
(in thousands)	2023	2022	$	%
U.S. Concrete Pumping	87,323	$77,352	$9,971	12.9%
U.K. Operations	17,260	14,417	2,843	19.7%
U.S. Concrete Waste Management Services	16,505	12,813	3,692	28.8%
Corporate	625	625	-	0.0%
Intersegment	(1,042)	(738)	(304)	41.2%
Total Revenue	$120,671	$104,469	$16,202	15.5%

	Nine Months Ended July 31,		Change
(in thousands)	2023	2022	$	%
U.S. Concrete Pumping	$232,896	$212,189	$20,707	9.8%
U.K. Operations	45,207	39,980	5,227	13.1%
U.S. Concrete Waste Management Services	44,445	34,551	9,894	28.6%
Corporate	1,875	1,875	-	0.0%
Intersegment	(2,386)	(2,197)	(189)	8.6%
Total Revenue	$322,037	$286,398	$35,639	12.4%

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA and Net Income

	Net Income		Adjusted EBITDA
	Three Months Ended July 31,		Three Months Ended July 31,
(in thousands, except percentages)	2023	2022	2023	2022	$ Change	% Change
U.S. Concrete Pumping	$3,517	$2,812	$20,535	$19,776	$759	3.8%
U.K. Operations	1,616	441	5,566	3,955	1,611	40.7%
U.S. Concrete Waste Management Services	3,986	2,010	8,190	5,681	2,509	44.2%
Corporate	1,217	7,713	625	625	-	0.0%
Total	$10,336	$12,976	$34,916	$30,037	$4,879	16.2%

	Net Income		Adjusted EBITDA
	Nine Months Ended July 31,		Nine Months Ended July 31,
(in thousands, except percentages)	2023	2022	2023	2022	$ Change	% Change
U.S. Concrete Pumping	$2,867	$3,772	$52,363	$52,285	$78	0.1%
U.K. Operations	2,449	358	13,349	11,017	2,332	21.2%
U.S. Concrete Waste Management Services	9,526	5,205	21,208	15,233	5,975	39.2%
Corporate	7,557	10,809	1,875	1,875	-	0.0%
Total	$22,399	$20,144	$88,795	$80,410	$8,385	10.4%

Concrete Pumping Holdings, Inc.
Quarterly Financial Performance

(dollars in millions)	Revenue	Net Income	Adjusted EBITDA[1]	Capital Expenditures[2]	Adjusted EBITDA less Capital Expenditures	Earnings Per Diluted Share
Q1 2022	$85	$1	$23	$35	$(12)	$0.01
Q2 2022	$96	$6	$27	$22	$5	$0.10
Q3 2022	$105	$13	$30	$19	$11	$0.22
Q4 2022	$115	$9	$36	$48	$(12)	$0.14
Q1 2023	$94	$6	$25	$15	$10	$0.11
Q2 2023	$108	$6	$29	$16	$13	$0.09
Q3 2023	$120	$10	$35	$5	$30	$0.18

1 Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” for a discussion of the definition of the measure and below for a reconciliation of the current period such measure to its most comparable GAAP measure.

2 Information on M&A or growth investments included in capital expenditures have been included for relevant quarters below:

*Q1 2022 capex includes approximately $19 million M&A and $2 million growth investment.

*Q2 2022 capex includes approximately $11 million M&A and $5 million growth investment.

*Q3 2022 capex includes approximately $7 million growth investment.

*Q4 2022 capex includes approximately $31 million M&A and $13 million growth investment.

*Q1 2023 capex includes approximately $3 million growth investment.

*Q2 2023 capex includes approximately $6 million M&A and $1 million growth investment.

*Q3 2023 capex includes approximately $1 million growth investment.

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income to Reported EBITDA to Adjusted EBITDA

	Three Months Ended July 31,		Nine Months Ended July 31,
(dollars in thousands)	2023	2022	2023	2022
Consolidated
Net income	$10,336	$12,976	$22,399	$20,144
Interest expense, net	7,066	6,517	21,285	19,126
Income tax expense	3,318	2,030	5,427	2,535
Depreciation and amortization	14,707	14,190	43,877	42,505
EBITDA	35,427	35,713	92,988	84,310
Transaction expenses	5	20	32	59
Stock based compensation	934	1,333	3,138	4,164
Change in fair value of warrant liabilities	(911)	(7,420)	(6,639)	(9,894)
Other income, net	(262)	(16)	(296)	(69)
Other adjustments(1)	(277)	407	(428)	1,840
Adjusted EBITDA	$34,916	$30,037	$88,795	$80,410

U.S. Concrete Pumping
Net income	$3,517	$2,812	$2,867	$3,772
Interest expense, net	6,337	5,795	19,163	16,879
Income tax expense	1,318	961	1,026	258
Depreciation and amortization	10,498	9,927	31,464	29,615
EBITDA	21,670	19,495	54,520	50,524
Transaction expenses	5	20	32	59
Stock based compensation	934	1,333	3,138	4,164
Other income, net	(257)	(6)	(273)	(43)
Other adjustments(1)	(1,817)	(1,066)	(5,054)	(2,419)
Adjusted EBITDA	$20,535	$19,776	$52,363	$52,285

U.K. Operations
Net income	$1,616	$441	$2,449	$358
Interest expense, net	729	722	2,122	2,247
Income tax expense	545	153	831	122
Depreciation and amortization	1,879	1,881	5,555	5,892
EBITDA	4,769	3,197	10,957	8,619
Other income, net	(6)	(5)	(23)	(11)
Other adjustments	803	763	2,415	2,409
Adjusted EBITDA	$5,566	$3,955	$13,349	$11,017

(1) Other adjustments include the adjustment for warrant liabilities revaluation, restructuring costs, non-recurring expenses and non-cash currency gains/losses. As of the first quarter of fiscal 2023, we have modified the method in which adjusted EBITDA is calculated by no longer including an add-back for director costs and public company expenses. Adjusted EBITDA in the three and nine months ended July 31, 2022 is recast by $0.6 million and $1.9 million, respectively, for these expenses to reflect this change.

	Three Months Ended July 31,		Nine Months Ended July 31,
(dollars in thousands)	2023	2022	2023	2022
U.S. Concrete Waste Management Services
Net income	$3,986	$2,010	$9,526	$5,205
Income tax expense	1,352	796	3,257	1,832
Depreciation and amortization	2,114	2,170	6,214	6,361
EBITDA	7,452	4,976	18,997	13,398
Other income, net	1	(5)	-	(15)
Other adjustments	737	710	2,211	1,850
Adjusted EBITDA	$8,190	$5,681	$21,208	$15,233

Corporate
Net income	$1,217	$7,713	$7,557	$10,809
Income tax expense	103	120	313	323
Depreciation and amortization	216	212	644	637
EBITDA	1,536	8,045	8,514	11,769
Change in fair value of warrant liabilities	(911)	(7,420)	(6,639)	(9,894)
Adjusted EBITDA	$625	$625	$1,875	$1,875

Concrete Pumping Holdings, Inc.
Reconciliation of Net Debt

	July 31,	October 31,	January 31,	April 30,	July 31,
(in thousands)	2022	2022	2023	2023	2023
Senior Notes	375,000	375,000	375,000	375,000	375,000
Revolving loan draws outstanding	16,884	52,133	50,247	60,947	35,699
Less: Cash	(2,445)	(7,482)	(4,049)	(6,643)	(11,532)
Net debt	$389,439	$419,650	$421,198	$429,304	$399,167

Concrete Pumping Holdings, Inc.
Reconciliation of Historical Adjusted EBITDA

(dollars in thousands)	Q1 2022	Q2 2022	Q3 2022	Q4 2022	Q1 2023	Q2 2023	Q3 2023
Consolidated
Net income	$1,183	$5,985	$12,976	$8,532	$6,475	$5,588	$10,336
Interest expense, net	6,261	6,346	6,517	6,765	6,871	7,348	7,066
Income tax expense (benefit)	(22)	527	2,030	2,991	644	1,465	3,318
Depreciation and amortization	14,080	14,236	14,190	14,957	14,449	14,721	14,707
EBITDA	21,502	27,094	35,713	33,245	28,439	29,122	35,427
Transaction expenses	21	20	20	259	3	24	5
Stock based compensation	1,480	1,351	1,333	870	1,140	1,064	934
Change in fair value of warrant liabilities	-	(2,474)	(7,420)	-	(4,556)	(1,172)	(911)
Other income, net	(37)	(13)	(16)	(19)	(21)	(13)	(262)
Other adjustments (1)	353	1,080	407	1,292	41	(192)	(277)
Adjusted EBITDA	$23,319	$27,058	$30,037	$35,647	$25,046	$28,833	$34,916

(1) See note above.